Exhibit 99.1




September 29, 2005
For Release at 4:00 p.m. EST

TRADESTREAM GLOBAL CORP. ANNOUNCES CORPORATE REORGANIZATION AND CHANGES TO PREVIOUS AGREEMENTS OF SALE OF ITS WHOLLY OWNED SUBSIDIARIES MONTEBELLO DEVELOPMENTS CORP. AND IMM INVESTMENTS INC.

Thornhill, Ontario - Tradestream Global Corp. (the "Corporation") (OTCBB: TGLC) announces that it has effected a corporate reorganization.

The Corporation, which is being renamed Empire Global Corp., will undertake a 1-for-10 reverse stock split of its common stock with both changes taking effect at the close of business today. The Corporation's new trading symbol as of Friday, September 30, 2005 will be "EMGL".

The Corporation has also terminated the agreement between Tradestream Global Corp. and Brookstreet Capital Corp. due to Brookstreet Capital Corp.'s inability to make timely payment of its interest obligation to Tradestream Global Corp. As a result, the Corporation has exercised its right to reacquire 100% of its shares in Montebello Developments Corp., an Ontario corporation.
As a result, Montebello Developments Corp. will become a wholly owned subsidiary of Tradestream Global Corp.

The Corporation has also accepted an amendment to Exhibit A - Promissory Note, of the Agreement of Sale between Tradestream Global Corp. and Blazing Holding Inc. whereby Blazing Holding Inc. will be allowed to accrue its interest due to Tradestream Global Corp. to the maturity date of its Note Payable, June 17, 2010. The interest rate charged shall be the prime rate charged at 8:00 a.m. EST on June 17, 2005 by Citibank, N.A. at its principal office.

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3 b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules, including, without limitation, statements regarding potential future plans and objectives of the corporation, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The corporation cautions that these forward-looking statements are further qualified by other factors. The corporation undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For further information, please contact:
Tradestream Global Corp.
905.882.0221